Exhibit 99.1

PRESS RELEASE

Investor Relations Contact:

Investor Relations

Embarcadero Technologies

Investor@Embarcadero.com

415/834-3131 X 282

EMBARCADERO TECHNOLOGIES, INC. STOCKHOLDERS APPROVE MERGER

WITH THOMA CRESSEY BRAVO

San Francisco, CA, June 22, 2007 – Embarcadero Technologies, Inc. (NASDAQ: EMBT) today announced that Embarcadero’s stockholders have voted to adopt the merger agreement providing for the acquisition of Embarcadero by affiliates of Thoma Cressey Bravo, Inc., a leading private equity investment firm. The results of the vote were reported during a special stockholder meeting held today in San Francisco, California. The number of shares voting to adopt the merger agreement represents approximately 74.3% of the total number of shares outstanding and entitled to vote at the meeting. The proposed merger was announced on April 6, 2007.

Embarcadero expects to complete the merger transaction on June 25, 2007.

About Embarcadero Technologies

Embarcadero Technologies, Inc. (NASDAQ: EMBT) delivers professional grade database tools that companies use to design, develop and manage databases and the data they contain. More than 12,000 customers worldwide and over 90 of the Fortune 100 rely on Embarcadero’s cross-platform tools to reduce complexity, improve productivity and strengthen security. The Company’s flagship database tools include: ER/Studio, DBArtisan, Rapid SQL and Change Manager. Founded in 1993, Embarcadero Technologies is headquartered in San Francisco with offices in Melbourne, Australia, Munich, Germany and Maidenhead, United Kingdom. For more information, visit www.embarcadero.com.

Forward- Looking Statements

The statements in this press release that are not historical facts are forward-looking statements that involve risks and uncertainties, including risks identified in the Company’s periodic filings with the Securities and Exchange Commission including, but not limited to, those appearing under the caption “Risk Factors” in the Company’s most recent Quarterly Reports on Form 10-Q and Annual Report on Form 10-K. Actual results, events, and performance may differ materially. Readers are cautioned not to place undue relevance on these forward-looking statements, which speak only as of the date hereof. Except as required by law, the Company does not intend to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated events.

Embarcadero, the Embarcadero Technologies logos and all other Embarcadero Technologies product or service names are trademarks of Embarcadero Technologies, Inc. All other trademarks are property of their respective owners.

About Thoma Cressey Bravo

Thoma Cressey Bravo, Inc. is a leading private equity investment firm with more than 25 years of experience in building successful companies. The firm has invested in many industry sectors and currently specializes in the software, healthcare, business and financial services and consumer industries. In the software industry, Thoma Cressey Bravo’s portfolio of companies represents total earnings in excess of $400 million. The firm currently manages approximately $2 billion of equity capital. For more information on Thoma Cressey Bravo, visit http://www.tcb.com.